UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2010

COMERICA INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-10706	38-1998421
(State or other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

Comerica Bank Tower

1717 Main Street, MC 6404

Dallas, Texas  75201

(Address of principal executive offices)   (zip code)

(214) 462-6831

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEMS 1.01          ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Joseph J. Buttigieg, III has announced that he will retire effective May 4, 2010.

In connection with Mr. Buttigieg’s retirement, Comerica Incorporated (“Comerica”) and Mr. Buttigieg entered into a restrictive covenants and general release agreement (the “Agreement”) dated April 23, 2010.  The Agreement specifies that Mr. Buttigieg’s employment will terminate May 4, 2010 (the “Separation Date”) and that he will resign from all positions with Comerica and its subsidiaries and affiliates on or before May 4, 2010 and will return all property of Comerica and its subsidiaries and affiliates on or prior to the Separation Date.  Under the terms of the Agreement, Mr. Buttigieg provides a general release of claims in favor of Comerica and its affiliates and agrees to be bound by certain restrictive covenants (including two year non-competition and non-solicitation restrictions that will prohibit him from engaging in any business in competition with the businesses conducted by Comerica in Michigan, California, Texas, Arizona or Florida and from soliciting the customers and employees of Comerica) without the consent of Comerica.  The Agreement also includes general non-disparagement and cooperation provisions and provides that Mr. Buttigieg will not to use, commercialize or disclose Comerica’s confidential information to any person or entity, except to such individuals as approved by Comerica in writing prior to any such disclosure or as otherwise required by law.

The Agreement further provided that Comerica would recommend to the Governance, Compensation and Nominating Committee that it accelerate the vesting of Mr. Buttigieg’s shares of restricted stock that are not vested as of his Separation Date, subject to his execution and non-revocation of the Agreement; such recommendation was made on April 27, 2010. In consideration of Mr. Buttigieg’s covenants and general release as set forth in the Agreement, and subject to Mr. Buttigieg’s execution and non-revocation of the Agreement, the Governance, Compensation and Nominating Committee of the Board of Directors accelerated the vesting of Mr. Buttigieg’s restricted Comerica stock as of his Separation Date.

Pursuant to the Agreement, prior to the Separation Date, so long as Mr. Buttigieg continues to be employed by Comerica, he will generally continue to be paid and be eligible to participate in the health, welfare benefit and retirement plans of Comerica on the same basis as applied to him immediately prior to delivery of the Agreement.  Following the Separation Date, he will be eligible to elect continuation coverage under Comerica’s healthcare benefit plans in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended and the terms of the applicable plan. Comerica shall reimburse Mr. Buttigieg for reasonable and documented business expenses incurred by Mr. Buttigieg on or before the Separation Date, in accordance with the terms of Comerica’s policy.  Mr. Buttigieg will receive deferred compensation distributions from his deferred compensation plan accounts, if any, in accordance with his prior elections and the terms of the relevant plans.  To the extent provided in its bylaws, Comerica will defend, indemnify and hold Mr. Buttigieg harmless from and against all liability for actions taken by him within the scope of his responsibilities, so long as his conduct in any such matter was consistent with the relevant standards contained in the bylaws.

This summary of the Agreement is qualified in its entirety by the terms of the Agreement, a copy of which is being filed herewith as Exhibit 10.1.

ITEM 5.02             DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

The information concerning the departure of Mr. Buttigieg set forth under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated by reference into this Item 5.02.

ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

10.1         Restrictive Covenants and General Release Agreement by and between Joseph J. Buttigieg, III and Comerica Incorporated dated April 23, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMERICA INCORPORATED

By:	/s/ Jon W. Bilstrom
Name:	Jon W. Bilstrom
Title:	Executive Vice President-Governance, Regulatory Relations and Legal Affairs, and Secretary

Date:  April 29, 2010

EXHIBIT INDEX

Exhibit No.	Description

10.1	Restrictive Covenants and General Release Agreement by and between Joseph J. Buttigieg, III and Comerica Incorporated dated April 23, 2010.